Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LEONARDO DRS, INC.
LEONARDO DRS, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:
The original Certificate of Incorporation of Leonardo DRS, Inc. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on November 8, 1968 under the name Diagnostic/Retrieval Systems, Inc. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation (as such certificate was amended, restated, or amended and restated from time to time prior to the date hereof, the “Certificate of Incorporation”).
This Amended and Restated Certificate of Incorporation has been duly adopted, all in accordance with the provisions of Sections 242 and 245 of the DGCL.
The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
FIRST: The name of the corporation is Leonardo DRS, Inc.
SECOND: The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the DGCL.
FOURTH: The Corporation shall be authorized to issue 360,000,000 shares of capital stock, consisting of 350,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Immediately upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each one share of the Common Stock, par value $0.01 per share, issued and outstanding at the Effective Time shall automatically be converted into 1.451345331 validly issued, fully paid and non-assessable shares of Common Stock, without any further action by the holder thereof.
(a)Common Stock.
(i)Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by the DGCL, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise;
(ii)Subject to the rights, powers and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(iii)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights, powers and preferences, if any, applicable to the shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
(b)Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is authorized to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.
FIFTH:
(a)Any action required or permitted to be taken at any annual or special meeting of the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be taken by written consent of the stockholders; provided, however, that this paragraph (a) shall not become effective until the later of (x) termination of the period (the “Effective Proxy Period”) during which the Corporation operates under the Proxy Agreement (as such agreement may be as amended, restated, modified or supplemented from time to time, the “Proxy Agreement”) by and between the Corporation, the proxy holders named therein and their appointed successors (the “Proxy Holders”), Leonardo US Holding, Inc., Leonardo - Societa per azioni (“Leonardo S.p.A.”) and the United States Department of Defense and (y) such date (the “Reporting Date”, the “Reporting Period”) as Leonardo S.p.A. is no longer required under International Financial Reporting Standards, as adopted by the European Union, to consolidate the financial statements of the Corporation with its financial results, and has published its audited annual financial statements for the last period during which such consolidation applied.
(b)Subject to the Bylaws of the Corporation and the Proxy Agreement, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal Bylaws of the Corporation.

(c)Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.
(d)The number of directors of the Corporation shall be fixed from time to time pursuant to the Bylaws of the Corporation, subject to alteration, from time to time, by amendment of the Bylaws of the Corporation either by the Board of Directors or the stockholders. An increase in the number of directors shall be deemed to create vacancies in the Board of Directors, to be filled in the manner provided in the Bylaws of the Corporation. Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time, in such manner as shall be provided in the Bylaws of the Corporation.
SIXTH: Special meetings of stockholders may be called from time to time by the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation or by a resolution adopted by the majority of the Board of Directors; provided, however, that until the later of the Reporting Date and termination of the Effective Proxy Period, special meetings of stockholders may also be called by the Secretary of the Corporation at the written request of stockholders of record who own, or are acting on behalf of one or more beneficial owners who own, capital stock representing at least 50% of the outstanding Common Stock then entitled to vote an any annual meeting or special meeting of stockholders (the “Special Meeting Request Required Shares”), and who continue to own the Special Meeting Request Required Shares at all times between the Ownership Record Date (as defined below) and the date of the applicable meeting of stockholders. Special meetings shall be held solely for the purpose or purposes specified in the notice of meeting delivered by the Corporation. Any record stockholder (whether acting for him, her or itself, or at the direction of a beneficial owner) may, by written notice to the Secretary of the Corporation, request that the Board of Directors fix a record date to determine the record stockholders who are entitled to deliver a written request to call a special meeting (such record date, the “Ownership Record Date”). The Ownership Record Date shall not precede, and shall not be more than 10 days after, the date upon which the resolution fixing the Ownership Record Date is adopted by the Board of Directors.
SEVENTH: To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy in, or in being offered an opportunity to participate in, potential transactions, matters or business opportunities (each, a “Corporate Opportunity”) that are from time to time presented to Leonardo S.p.A. or any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than the Corporation and its subsidiaries), with the exception of the Proxy Holders, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither Leonardo S.p.A. nor any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries, with the exception of the proxy holders, will be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another person or fails to present such Corporate Opportunity, or information regarding such Corporate Opportunity, to the Corporation or its subsidiaries. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Article SEVENTH. Neither the alteration, amendment or repeal of this Article SEVENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, nor, to the fullest extent permitted by law, any modification of law, shall eliminate or reduce the effect of this Article SEVENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article SEVENTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article SEVENTH (including, without limitation, each portion of any paragraph of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article SEVENTH (including, without limitation, each such portion of any paragraph of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article SEVENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, applicable law, any agreement or otherwise.
EIGHTH: A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
NINTH:
(a)The Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, have power to indemnify any person who was or is made a party, or is threatened to be made a party, to any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that (a) he or she is or was a director or officer of the Corporation or (b) he or she is or was serving at the request of the Board of Directors or an officer of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability, and loss (including attorneys’ fees, costs and charges, judgments, fines, ERISA excise taxes or penalties, penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith.

(b)The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(c)The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.
TENTH:
(a)Subject to paragraph (b) of this Article TENTH, unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, including, but not limited to: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising out of or under the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to this Amended and Restated Certificate of Incorporation or the Bylaws) and (iv) any action asserting a claim that is governed by the internal affairs doctrine; provided, however, that this paragraph (a) shall not apply to claims arising under the Securities Act of 1933, as emended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.
(b)Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district courts of the United States.
(c)To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.
ELEVENTH:
(a)The Corporation expressly elects not to be governed by Section 203 of the DGCL.

(b)Notwithstanding paragraph (a) of this Article ELEVENTH, the Corporation shall not engage in any business combination, at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers; or (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
For purposes of paragraph (b) of this Article ELEVENTH:
“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
“business combination,” when used in reference to the Corporation and any interested stockholder, means: (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder; or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation clause (b) of this Article ELEVENTH is not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the

Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under clauses (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted by subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article ELEVENTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include Leonardo S.p.A. or any of its affiliates, including US Holding, or their respective direct transferees and indirect transferees and any affiliates of such transferees, or any “group” (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) that includes any of the foregoing prior to the occurrence of a transaction in which such persons cease to collectively, as applicable, beneficially own at least 15% of the Corporation's outstanding voting stock. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (i) beneficially owns such stock, directly or indirectly; or (ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
“person” means any individual, corporation, partnership, unincorporated association or other entity.
“transferee” means any person who acquires voting stock of the Corporation directly from Leonardo S.p.A. or any of its affiliates, including US Holding (other than in connection with a public offering) (a “direct transferee”), or who acquires voting stock of the Corporation directly from any direct transferee (an “indirect transferee”) or from any other indirect transferee, and who is designated in writing by such person’s transferor as a “transferee.”
“voting stock” means stock of any class or series entitled to vote generally in the election of directors, and every reference in this Article ELEVENTH to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.
TWELFTH: Subject to the Proxy Agreement, the Corporation reserves the right to amend, alter, or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL; and all rights herein conferred upon stockholders, directors or any other persons are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, an affirmative vote of the majority of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock then entitled to vote an any annual meeting or special meeting of stockholders shall be required to amend, alter, repeal or adopt any provision of this Amended and Restated Certificate of Incorporation.
THIRTEENTH: The Corporation shall have perpetual existence.
[Signature Page to follow]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on behalf of the Corporation this 5th day of June, 2025.

/s/ William J. Lynn III
William J. Lynn III
Chief Executive Officer